UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 20, 2015

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2015, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”)  of Cubic Corporation (“Cubic”), and pursuant to the amended and restated bylaws of Cubic, the Board appointed Rear Admiral Janice M. Hamby to fill a newly-created seat on the Board, effective April 20, 2015, with an initial term expiring at the 2016 annual meeting  of Cubic’s shareholders.  Hamby has also been appointed to the Classified Business Oversight Committee of the Board.

Hamby is a retired U.S. Navy rear admiral, and an information technology expert with more than 30 years of experience in the U.S. Navy cybersecurity arena, culminating as a deputy chief information officer for the U.S. Department of Defense.  She is currently the Chancellor at the Information Resources Management College (IRMC/iCollege), National Defense University in Washington, D.C.

Hamby will receive an initial award of restricted stock units with a market value of $56,250, effective two business days following the filing of the Corporations’ 10-Q for the second quarter of fiscal 2015.  The award will be granted pursuant to Cubic’s standard form of Non-Employee Director Restricted Stock Unit Award Grant Notice and Award Agreement under Cubic’s 2015 Equity Incentive Plan, and will vest in two parts, the first on October 1 of 2015 for one-third of the total amount, and the second and final on October 1, 2016 for the remaining two-thirds of the award. Hamby will receive an annual retainer of $50,000 for her service on the Board, and an additional annual retainer of $5,000 for service as a member of the Classified Business Oversight Committee, consistent with Cubic’s other non-employee directors.  There are no other arrangements or understandings between Hamby and any other person pursuant to which she was selected to serve on the Board.  There are no transactions in which Cubic is a party and in which Hamby has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no related person transactions (within the meaning of Item 404(a) of SEC Regulation S-K) in which Cubic is a party and in which Hamby has a material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2015	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary